Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-129751, 333-129757, and       333-129758; and Form S-3 Nos. 333-137671 and 333-141512) of IHS Inc. of our reports dated January 15, 2010, with respect to the consolidated financial statements of IHS Inc. and the effectiveness of internal control over financial reporting of IHS Inc., included in this Annual Report (Form 10-K) for the year ended November 30, 2009.

/s/ Ernst & Young LLP

Denver, Colorado

January 15, 2010